                                                                     Exhibit 2.2




                       ASSET SALE AND PURCHASE AGREEMENT



                             dated April 10, 2001

                                    between

                   GEO SPECIALTY CHEMICALS, INC., as Seller

                                      and

                         ONDEO NALCO COMPANY, as Buyer

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I  Transfer of Assets, Assumption of Certain Liabilities and Purchase Price....................................   1
           ------------------------------------------------------------------------

     1.1     Transfer of Assets........................................................................................   1
             ------------------
     1.2     Excluded Assets...........................................................................................   3
             ---------------
     1.3     Consents to Certain Assignments...........................................................................   4
             -------------------------------
     1.4     Assumption of Liabilities.................................................................................   5
             -------------------------
     1.5     Consideration.............................................................................................   5
             -------------
     1.6     Transfer Taxes............................................................................................   5
             --------------
     1.7     Business and Transferred Assets Sold "As Is"..............................................................   5
             -------------------------------------------

ARTICLE II   Closing and Post-Closing Purchase Price Adjustment........................................................   6
             --------------------------------------------------

     2.1     Closing...................................................................................................   6
             -------
     2.2     Deliveries by Seller......................................................................................   6
             --------------------
     2.3     Deliveries by Buyer.......................................................................................   7
             -------------------
     2.4     Post-Closing Purchase Price Adjustment....................................................................   7
             --------------------------------------
             2.4.1    Closing Date Statement...........................................................................   7
                      ----------------------
             2.4.2    Objections; Resolution of Disputes...............................................................   8
                      ----------------------------------
             2.4.3    Adjustment Payment...............................................................................   9
                      ------------------
     2.5     Allocation of Purchase Price..............................................................................   9
             ----------------------------

ARTICLE III  Representations and Warranties of Seller..................................................................  10
             ----------------------------------------

     3.1     Organization..............................................................................................  10
             ------------
     3.2     Authorization.............................................................................................  10
             -------------
     3.3     No Conflicts or Violations: No Consents or Approvals Required.............................................  11
             -------------------------------------------------------------
     3.4     Financial Statements......................................................................................  11
             --------------------
     3.5     Title to Transferred Assets; Condition of Laboratory Equipment............................................  11
             --------------------------------------------------------------
     3.6     Contracts.................................................................................................  11
             ---------
     3.7     Inventory.................................................................................................  12
             ---------
     3.8     Accounts Receivable.......................................................................................  12
             -------------------
     3.9     Conduct of Business Since October 31, 2000................................................................  12
             -------------------------------------------
     3.10    Compliance with Law and Permits...........................................................................  13
             -------------------------------
     3.11    Environmental Matters.....................................................................................  13
             ---------------------
     3.12    Litigation................................................................................................  14
             ----------
     3.13    Transferred Trademarks / Transferred Patents..............................................................  14
             --------------------------------------------
     3.14    Employees.................................................................................................  15
             ---------
     3.15    Taxes.....................................................................................................  15
             -----
     3.16    Entire Business...........................................................................................  15
             ---------------
     3.17    Brokers and Finders.......................................................................................  15
             -------------------
     3.18    Disclosure................................................................................................  15
             ----------

ARTICLE IV   Representations and Warranties of Buyer...................................................................  15
             ---------------------------------------

     4.1     Organization..............................................................................................  15
             ------------
     4.2     Authorization.............................................................................................  15
             -------------
     4.3     No Violations; No Consents or Approvals Required..........................................................  16
             ------------------------------------------------
     4.4     No Knowledge of Breach....................................................................................  16
             ----------------------

     4.5     Brokers and Finders..................................................................................  16
             -------------------

ARTICLE V   Employment Matters....................................................................................  16
            ------------------

     5.1     Transferred Employees................................................................................  16
             ---------------------

ARTICLE VI   Indemnification......................................................................................  17
             ---------------

     6.1     Obligation of Parties to Indemnify...................................................................  17
             ----------------------------------
             6.1.1   Indemnification by Seller....................................................................  17
                     -------------------------
             6.1.2   Indemnification By Buyer.....................................................................  18
                     ------------------------
     6.2     Indemnification Procedure for Third Party Claims.....................................................  18
             ------------------------------------------------
     6.3     Computation of Losses................................................................................  18
             ---------------------
     6.4     Limitations on Indemnification.......................................................................  19
             ------------------------------
     6.5     Remedies Exclusive...................................................................................  19
             ------------------

ARTICLE VII  Additional Agreements................................................................................  19
             ---------------------

     7.1     Seller's Covenant Not to Compete.....................................................................  19
             --------------------------------
     7.2     Buyer's Covenant Not To Use Transferred Trademarks, Licensed
             ------------------------------------------------------------
             Trademarks, Transferred Patents or Licensed Intellectual Property in
             --------------------------------------------------------------------
             Certain Industries in which Henkel Engages...........................................................  20
             ------------------------------------------
     7.3     Retained and Licensed Trademarks.....................................................................  20
             --------------------------------
     7.4     Licensed Intellectual Property.......................................................................  21
             ------------------------------
     7.5     Seller's and Buyer's Access to Information...........................................................  21
             ------------------------------------------
     7.6     Public Announcements.................................................................................  21
             --------------------
     7.7     Termination of Insurance.............................................................................  22
             ------------------------
     7.8     Further Assurances...................................................................................  22
             ------------------

ARTICLE VIII  Miscellaneous.......................................................................................  22
              -------------

     8.1     Expenses.............................................................................................  22
             --------
     8.2     Notices.............................................................................................   22
             -------
     8.3     Entire Agreement; Amendment; Waiver.................................................................   23
             -----------------------------------
     8.4     Severability........................................................................................   23
             ------------
     8.5     Assignment..........................................................................................   23
             ----------
     8.6     Affiliates..........................................................................................   24
             ----------
     8.7     Knowledge of Seller.................................................................................   24
             -------------------
     8.8     Governing Law.......................................................................................   24
             -------------
     8.9     Captions............................................................................................   24
             --------
     8.10    Defined Terms.......................................................................................   24
             -------------
     8.11    Counterparts........................................................................................   24
             ------------
     8.12    Bulk Sales Law......................................................................................   24
             --------------

                       ASSET SALE AND PURCHASE AGREEMENT

     ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") made and entered into
                                              ---------
this 10/th/ day of April 2001, by and between GEO SPECIALTY CHEMICALS, INC., a corporation organized under the laws of the State of Ohio ("Seller"), and ONDEO
                                                            ------
NALCO COMPANY, a corporation organized under the laws of the State of Delaware ("Buyer").
  -----

     Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, Seller's paper chemicals business (the "Business") and certain assets necessary
                                        --------
for the operation of the Business on the terms and conditions of this Agreement. In this Agreement, businesses of Seller other than the Business shall hereafter be referred to as the "Retained Businesses." The performance of Seller's
                       -------------------
obligations under the Supply Agreement (as defined in Section 2.2) shall be deemed to fall within the scope of its Retained Businesses.

     Accordingly, Seller and Buyer agree as follows:

                                   ARTICLE I

    Transfer of Assets, Assumption of Certain Liabilities and Purchase Price
    ------------------------------------------------------------------------

    1.1   Transfer of Assets.  At the Closing (as defined in Section 2.1),
          ------------------
Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the following assets of Seller relating to the Business, as they exist on the Closing Date (as defined in
Section 2.1), but excluding the Excluded Assets (as defined in Section 1.2) (collectively, the "Transferred Assets"):
                    ------------------

          (i) finished product inventories of the Business located at premises other than either of Seller's plants in Harrison, New Jersey (the "Harrison Facility") and Cedartown, Georgia (the "Cedartown Facility" and,
     -----------------                                ------------------
    together with the Harrison Facility, the "Facilities"). Such inventory is
                                              ----------
    referred to in this Agreement as the "Off-Site Finished Product Inventory";
                                           -----------------------------------

          (ii) the office equipment and laboratory equipment located on the Leased Real Property (as defined in Section 1.1(viii) below) listed in
    Schedule 1.1(ii);
    ----------------

          (iii) all trade accounts and notes receivable and other rights to receive payments from customers of the Business (the "Accounts
                                                          --------
    Receivable");
    ----------

          (iv) the prepayments, deposits and prepaid expenses relating to the Business as listed in Schedule 1.1(iv) (the "Prepaid Expenses");
                          ----------------       ----------------

          (v) subject to Section 1.3, all rights of Seller under contracts, commitments, understandings, binding arrangements, leases of personal property (including motor vehicles), licenses, purchase orders and other agreements of any kind or nature, written or oral, to which Seller is a party or by which Seller or any of the Transferred Assets is bound on the Closing Date and to the extent that they relate to the Business, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities (as defined in Section 1.4) (the "Contracts");
                                   ---------

          (vi) all books and records in Seller's possession that relate solely to the Business, including sales reports, finished goods inventory reports, product specifications, drawings, correspondence with customers and suppliers, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, research and development files, laboratory books, patent and trademark files, personnel records of Transferred Employees (as defined in Section 5.1) and credit records of customers, other than records kept for financial reporting or tax purposes and excluding any of the foregoing related to the Excluded Assets, the Retained Trademarks (as defined in Section 7.3), the Licensed Intellectual Property (as defined in Section 7.4) or the Retained Liabilities; provided, that for a period of five years from the Closing
                  --------
     Date, Buyer shall have reasonable access to books and records retained by Seller that are used for both the Business and the Retained Businesses;

          (vii) those United States and Canadian trade names, service marks and service names and applications and registrations therefor used in the Business which are listed in Schedule 3.13(A) together with the goodwill
                                  ----------------
     associated therewith (the "Transferred Trademarks");
                                ----------------------

          (viii) those United States and Canadian patents and patent applications used in the Business which are listed in Schedule 3.13(B) (the
                                                           ----------------
     "Transferred Patents") together with the good will associated therewith;
      -------------------

          (ix)   the lease (the "Lease") of real property located in Charlotte,
                                 -----
     North Carolina as more fully described in Schedule 1.1(ix), subject to the
                                               ----------------
     rights to be retained and/or granted to Seller as set forth in Schedule
                                                                    --------
     1.1(ix) (the "Leased Real Property");
     -------       --------------------

          (x)    all the goodwill of the Business;

          (xi) certain of Seller's rights under the Henkel Purchase Agreement (as defined in Section 7.1) which rights are more particularly described in
     Schedule 1.1(xi); and

          (xii) all other assets (other than Excluded Assets) to the extent currently being used in the operation of the Business by Seller which are reasonably necessary for the conduct of the Business by Buyer after the Closing in substantially the same manner as currently conducted by Seller prior to Closing provided, that the parties hereby acknowledge that the
                      --------
     manner in which Buyer will conduct the Business after the Closing will differ from the manner in which Seller conducted the Business prior to the Closing in that Seller will manufacture products for Buyer pursuant to the Supply Agreement and will, except to the extent provided pursuant to the Administrative Services Agreement (as defined in Section 2.2(ii), cease to provide corporate services to the Business.

     1.2  Excluded Assets.  The parties understand and agree that Seller is not
          ---------------
transferring to Buyer those assets of Seller set forth below (collectively, the "Excluded Assets"):
 ---------------

          (i) all of the land, buildings, improvements, fixtures and other real property and the easements, rights of way and appurtenances thereon or thereto owned by Seller and located at the Facilities or related to the Retained Businesses;

          (ii) all tangible assets and properties, including machinery and equipment, spare parts and supplies, vehicles, accessories, furniture, office and laboratory equipment and supplies, furnishings and fixtures physically located at the Facilities or related to the Retained Businesses, other than as the same may be included in the Leased Real Property described in Section 1.1(viii) above;

          (iii) all inventories, including finished products, samples, work-in-process, raw materials and packaging materials physically located at (or in transit from or to) the Facilities or related to the Retained Businesses;

          (iv) all computer hardware (including, without limitation, personal computers, laptops and data processing equipment) and software (including, without limitation, application, operating, process control, security or programming software) owned or licensed by Seller and relating to the Business, whether or not located at the Facilities;

          (v)    cash, cash equivalents, investments and bank accounts;

          (vi) any non-trade accounts receivable or accounts receivable or other current assets, contracts, customer lists and other books and records, licenses and permits, intellectual property, or goodwill to the extent related directly to or arising directly from the Retained Businesses or the Retained Liabilities;

          (vii) any refunds, claims to refunds or rights to receive refunds from Federal, state, local and foreign taxing authorities with respect to income, net worth, capital, value added, franchise or other taxes measured by or based upon income or profits ("Income Taxes") paid or to be paid by
                                          ------------
     Seller or any of its Affiliates (as defined in Section 8.6);

          (viii) any records related to Income Taxes paid or payable by Seller or any of its Affiliates;

          (ix) any insurance policies relating to the Transferred Assets or the Business;

          (x) Seller's corporate charter documents, minute books, stockholder records, stock transfer records, corporate seal and similar corporate records;

          (xi) other than the rights transferred by Seller to Buyer pursuant to Section 1.1(xi) above and other than certain intellectual property rights separately assigned under this Agreement, any and all of Seller's rights against Henkel Corporation and Henkel Canada Limited (and their respective successors and assigns) arising under the Henkel Purchase Agreement (as defined in Section 7.1) and the other documents executed in connection therewith;

          (xii) all rights and obligations of Buyer under the Henkel Supply Agreement (as defined in Section 7.1); and

          (xiii) any patents, technology, know-how or information relating to the manufacture of Seller's sulfonated materials.

Buyer shall co-operate with Seller to the extent necessary after the Closing Date to permit Seller to take possession of any Excluded Assets not in the custody of Seller after Closing. After the Closing Date, Buyer may have in its possession various non-public documents, records and other items relating to Seller which do not relate to the Business, and Seller may have in its possession various non-public documents, records and other items relating to the Business and Buyer (the "Commingled Items") which are not requested to be
                         ----------------
delivered pursuant to any provision of this Agreement. The parties hereby acknowledge that the Commingled Items will not be separated from or segregated in Seller or Buyer files, as the case may be, but the non-disclosing party agrees that it shall not use or take any action to use the Commingled Items or any information contained therein.

     1.3  Consents to Certain Assignments.  If the sale, conveyance, transfer or
          -------------------------------
assignment of any Contract or other Transferred Asset requires the consent of any third party, this Agreement shall not constitute an agreement to complete such sale, conveyance, transfer or assignment unless and until such consent has been obtained. If Seller has not obtained the consent to the assignment of any such Contract or Transferred Asset prior to the Closing Date, the parties shall cooperate with each other in any reasonable arrangement designed to provide Buyer the benefits and use of such Transferred Asset, the same as if such consent had been obtained. Such arrangement shall remain in effect until the earlier of: (i) the Contract or other Transferred Asset giving rise to the obligation to obtain such consent shall have been terminated or shall have expired; (ii) the consent has been obtained; or (iii) Buyer and Seller have agreed in writing that such consent is no longer necessary. After the Closing, Seller shall use its best efforts, and Buyer shall cooperate with Seller, each at their own expense, to obtain all required consents not delivered at Closing; provided, however, that in obtaining such consents, neither Seller nor Buyer
--------  -------
shall be required to make any additional payment or take any additional action not otherwise required under the terms of any relevant contract or arrangement.

     1.4  Assumption of Liabilities.  On the Closing Date, Buyer shall assume
          -------------------------
and thereafter pay, honor and discharge when due and payable the following liabilities and obligations of Seller relating to the Business or the Transferred Assets:

          (i) those obligations and liabilities related to employment matters that are to be assumed by Buyer pursuant to Article V hereof;
                                                 ---------

          (ii) those obligations and liabilities related to Seller's performance or non-performance of the Contracts on and after the Closing Date; and

          (iii)  obligations arising under the Lease on and after the Closing
     Date.

     The liabilities and obligations of Buyer referred to in clauses (i) through
(iii) above are referred to herein collectively as the "Assumed Liabilities".
                                                        -------------------
Except for the Assumed Liabilities, all other pre-Closing liabilities and obligations of Seller of any kind or nature, whether or not related to the Business or the Transferred Assets, and including known and unknown pre-Closing contingent liabilities, are referred to herein collectively as the "Retained
                                                                    --------
Liabilities".
-----------

     1.5  Consideration.  In consideration for the Transferred Assets, Buyer
          -------------
shall pay Seller the following:

          (i) Eight Million Five Hundred Thousand Dollars ($8,500,000.00), subject to adjustment in accordance with Section 2.4. (Such amount, prior to such adjustment, is referred to herein as the "Closing Date Payment".)
                                                       --------------------
     Buyer will pay the Closing Date Payment to Seller on the Closing Date by wire transfer of immediately available funds to an account designated by Seller; and

          (ii)   the Additional Consideration (as defined and calculated in
     Schedule 1.5(ii)).  Buyer shall pay the Additional Consideration as set
     ----------------
     forth in Schedule 1.5(ii).
              ----------------

     1.6  Transfer Taxes.  Buyer shall pay all sales, use, excise and transfer
          --------------
taxes arising from the transfer of the Transferred Assets pursuant to this Agreement.

     1.7  Business and Transferred Assets Sold "As Is".  EXCEPT AS PROVIDED
          --------------------------------------------
OTHERWISE IN THIS AGREEMENT, THE TRANSFERRED ASSETS AND THE ASSUMED LIABILITIES ARE BEING SOLD, PURCHASED, CONVEYED, ASSIGNED AND TRANSFERRED "AS IS, WHERE IS" IN WHATEVER EXISTENCE AND CONDITION AS OF THE CLOSING DATE, AND WITH NO OTHER REPRESENTATIONS AND/OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF ANY FUTURE BENEFIT.

                                  ARTICLE II

              Closing and Post-Closing Purchase Price Adjustment
              --------------------------------------------------

     2.1  Closing.  Unless the parties otherwise agree, and subject to Buyer's
          -------
limited rights under Section 2.6 of this Agreement, the transactions contemplated by this Agreement shall be consummated on April 12, 2001 (the "Closing"). The Closing shall take place at the offices of Seller's counsel,
 -------
Thompson Hine & Flory LLP, at 3900 Key Center, 127 Public Square, Cleveland, Ohio. The actual date of the Closing is hereinafter referred to as the "Closing
                                                                        -------
Date".
----

     2.2  Deliveries by Seller.  At the Closing, Seller will deliver to Buyer
          --------------------
the following duly executed documents:

          (i)    a supply agreement in the form of Exhibit A providing for the
                                                   ---------
     supply of certain products by Seller to Buyer after the Closing Date (the "Supply Agreement");
      ----------------

          (ii) an administrative services agreement in substantially the form of Exhibit B providing for the provision of certain services by Seller to
        ---------
     Buyer after the Closing Date (the "Administrative Services Agreement");
                                        ---------------------------------

          (iii) assignments in recordable form of the Transferred Trademarks and Transferred Patents;

          (iv) an assignment and assumption agreement providing for the assignment to Buyer of the Contracts and the assumption by Buyer of the Assumed Liabilities (the "Assignment and Assumption Agreement");
                               -----------------------------------

          (v) a bill of sale covering the Transferred Assets not otherwise provided for in this Section 2.2;

          (vi)   an assignment of the Lease in the form of Exhibit C (the "Lease
                                                           ---------       -----
     Assignment");
     ----------

          (vii) a license for the Licensed Trademarks (as defined in Section 7.3) in the form of Exhibit D (the "Trademark License");
                         ---------       -----------------

          (viii) [intentionally omitted]

          (ix) any additional assurances, transfers, assignments or other instruments necessary or reasonably required to transfer the Transferred Assets to Buyer with good title, free and clear of all Liens (as defined in Section 3.3) except Permitted Liens (as defined in Section 3.5);

          (x) evidence of third-party consents to the transfer of any Transferred Asset where such consent is required including a UCC-3 (partial release) executed by Bankers Trust Company, as Collateral Agent as to inventory and other collateral included in the Transferred Assets located in North Carolina; and

          (xi) an opinion from Seller's counsel as to (A) the organization and good standing of Seller, (B) the authority of Seller to enter into the transactions contemplated by this Agreement, and (C) the ability of Seller to execute this Agreement and consummate the transactions contemplated hereby without creating a conflict with Seller's organizational documents, any Law applicable to Seller or any other material agreement to which Seller is a party.

In the event that any one or more of the items described in Sections 2.2(vi),
(ix) or (x) are not delivered to Buyer by Seller at the Closing, the Closing shall nonetheless occur and Seller shall cause to be delivered to Buyer the relevant items as soon as practicable after the Closing. Seller shall use its best efforts to obtain such deliveries promptly following the Closing.

     2.3  Deliveries by Buyer.  At the Closing, Buyer will deliver to Seller the
          -------------------
following:

          (i) immediately available funds in an amount equal to the Closing Date Payment in the manner set forth in Section 1.5;

          (ii)   the Supply Agreement, duly executed;

          (iii)  the Administrative Services Agreement, duly executed;

          (iv)   the Assignment and Assumption Agreement, duly executed;

          (v)    the Trademark License, duly executed;

          (vi)   [intentionally omitted]

          (vii)  the Lease Assignment, duly executed; and

          (viii) an opinion from Buyer's in-house counsel as to (A) the organization and good standing of Buyer, (B) the authority of Buyer to enter into the transactions contemplated by this Agreement, and (C) the ability of Buyer to execute this Agreement and consummate the transactions contemplated hereby without creating a conflict with Buyer's organizational documents, any Law applicable to Buyer or any other material agreement to which Buyer is a party.

     2.4  Post-Closing Purchase Price Adjustment.
          --------------------------------------

          2.4.1  Closing Date Statement.  Within forty-five (45) days after the
                 ----------------------
Closing Date, Seller shall deliver to Buyer a statement (the "Closing Date
                                                              ------------
Statement") of the Off-Site Finished Product Inventory and Trade Receivables (as
---------
defined below) of the Business as of the close of business on the business day prior to the Closing Date (the "Closing Date Selected Current Assets"). As used
                                ------------------------------------
herein, "Off-Site Finished Product
         -------------------------

Inventory and Trade Receivables" shall mean the book value of (i) the Off-Site
-------------------------------
Finished Product Inventory plus (ii) trade accounts receivable of the Business, excluding any of the foregoing to the extent related to or arising from the Excluded Assets or the Retained Businesses. The Closing Date Selected Current Assets shall be calculated in accordance with generally accepted accounting principles and, to the extent not inconsistent therewith, on a basis consistent with the principles, practices, methods and policies that have historically been applied by Seller when preparing its consolidated financial statements. The book value of the Off-Site Finished Product Inventory included on the Closing Date Statement shall, if the parties mutually agree, reflect a physical count of such inventory conducted on the business day prior to the Closing Date and shall exclude any Off-Site Finished Product Inventory which is obsolete or otherwise not usable or salable in the ordinary course of business. The physical count of the Off-Site Finished Product Inventory may be conducted by Seller and its representatives. In the alternative, the parties may agree to use the value of various working capital items as reflected in the books and records of the Seller. Buyer and its representatives shall have the right to observe the physical count, if any, of the Off-Site Finished Product Inventory. After the Closing Date, Buyer shall cause its employees to assist Seller and its representatives in the preparation of the Closing Date Statement and shall provide to Seller and its representatives access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

          2.4.2  Objections; Resolution of Disputes.  Unless Buyer notifies
                 ----------------------------------
Seller in writing within thirty (30) days after Buyer's receipt of the Closing Date Statement of any objection to the valuation of the Closing Date Selected Current Assets set forth therein (the "Notice of Objection"), such valuation
                                       -------------------
shall be final and binding. During such thirty (30) day period, Buyer and its representatives shall be permitted to review the working papers of Seller and Seller's accountants relating to the Closing Date Statement. The Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include only objections based on (i) mathematical errors in the computation of the Closing Date Selected Current Assets or (ii) the Closing Date Selected Current Assets not having been calculated in accordance with the consistent application of generally accepted accounting principles and practices described in Section 2.4.1 above. Seller and Buyer acknowledge that
(a) the sole purpose of the determination of the Closing Date Selected Current Assets is to adjust the Closing Date Payment so as to reflect only the change in the Closing Date Selected Current Assets resulting from the operation of the Business from October 31, 2000 to the Closing Date and (b) such change can be measured only if the calculation is done using the same principles, practices, methods and policies at both dates. If Buyer provides such Notice of Objection to Seller within such thirty (30) day period, Buyer and Seller shall, during the thirty (30) day period following Buyer's delivery of such Notice of Objection to Seller, attempt in good faith to resolve Buyer's objections. During such thirty
(30) day period, Seller and its representatives shall be permitted to review the working papers of Buyer and Buyer's accountants relating to the Notice of Objection and the basis therefor. If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to Ernst & Young, LLP (the "Independent Auditor"). The resolution of
                                      -------------------
disputed items by the Independent Auditor shall be final and binding. The fees and expenses of the Independent Auditor shall be borne equally by Buyer and Seller.

After final determination of the Closing Date Statement, Buyer shall have no further right to challenge the Closing Date Selected Current Assets on any basis.

          2.4.3  Adjustment Payment. Within ten (10) days after the Closing Date
                 ------------------
Selected Current Assets have been finally determined in accordance with Section 2.4.2, (i) if the final Closing Date Selected Current Assets exceed $4,095,000, Buyer shall pay to Seller an amount equal to such excess, plus simple interest thereon at the rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment and (ii) if such final Closing Date Selected Current Assets are less than $3,700,000, Seller shall pay to Buyer an amount equal to such shortfall, plus simple interest thereon at the rate of six and one-half percent (6.5%) per annum from the Closing Date to the date of payment. Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated by the party entitled to payment or in such other manner as such party shall reasonably request.

     2.5  Allocation of Purchase Price. The purchase price shall be allocated
          ----------------------------
among the Transferred Assets as set forth in Schedule 2.5 hereto. Buyer and
                                             ------------
Seller shall report the tax consequences of the transactions contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith in connection with any examination of any tax return, any refund claim or in any litigation, investigation or other proceeding relating thereto.

     2.6  Buyer's Limited Right to Delay Closing; Subsequent Right to Terminate
          ---------------------------------------------------------------------
Agreement.
---------

          (i) If on or before the close of business on April 12, 2001, Buyer has not received written confirmation from all of the "Key Employees" (as
                                                            -------------
     defined below) that they will each accept an offer of employment from Buyer (such offer (a) having conformed to the requirements of Article V, (b) not requiring any offeree to relocate or sign a non-competition covenant (a non-solicitation covenant being permitted), and (c) being on financial terms no less favorable than the relevant offeree currently receives from Seller), Buyer may, upon written notice delivered to Seller, elect to postpone the Closing until no later than the close of business on April 18, 2001, (the "Delayed Closing Date Notice"). If a Delayed Closing Date
                 ---------------------------
     Notice is not received by Seller prior to the close of business on April 12, 2001, the Closing shall occur as contemplated by Section 2.1. If a Delayed Closing Date Notice is received by Seller prior to the close of business on April 12, 2001, the Closing shall occur on April 18, 2001 unless either (A) Buyer specifies an earlier date for Closing, in which case such earlier date shall be the Closing Date, or (B) Buyer has, by such date, not received confirmation from all of the Key Employees that they will each accept an offer of employment from Buyer (such offer being in the form described above) and has elected to terminate this Agreement effective as of the close of business on April 18, 2001, by serving written notice of termination on Seller (such notice a "Termination Notice").
                                           ------------------

          (ii) If Buyer serves a Termination Notice on Seller in accordance with

     Section 2.6(i), Buyer shall (a) forthwith pay to Seller the Termination Fee (as defined below) by wire transfer of immediately available funds to an account designated by Seller; and (b) within two (2) days of delivering the Termination Notice to Seller, return to Seller any and all materials regarding the Business, the Transferred Assets or the Seller whether produced by Seller, Buyer or any of Buyer's affiliates or representatives.

          (iii)  In this Section 2.6:

          "Key Employees" means Fred Less, Mike Linscott, Mike Matzinger and
           -------------
     Field Winslow.

          "Termination Fee" means (a) in the event three of the Key Employees,
           ---------------
     but not Mike Matzinger, accept Buyer's offer of employment, $1,000,000; (b) in the event that Mike Matzinger and two of the other three Key Employees accept Buyer's offer of employment, $500,000; (c) in the event that only one of the three Key Employees excluding Mike Matzinger accepts Buyer's offer of employment, $250,000; and in the event that none of the three Key Employees excluding Mike Matzinger accept Buyer's offer of employment, $0.

                                  ARTICLE III

                   Representations and Warranties of Seller
                   ----------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     3.1  Organization. Seller is a corporation duly incorporated, validly
          ------------
existing and in good standing under the laws of the State of Ohio. Seller is duly qualified to do business as a foreign corporation and is in good standing in each state in which a Facility is located and in North Carolina.

     3.2  Authorization. Seller has full corporate power and authority to carry
          -------------
on the Business as now conducted and to own or lease the Transferred Assets owned or leased by it. Seller has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. Seller has taken all corporate action required by its Articles of Incorporation and Regulations to authorize the execution and delivery of this Agreement and all other documents contemplated hereby to be executed and delivered by Seller and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. All other documents executed and delivered by Seller on the Closing Date will be duly and validly executed by Seller and be legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

     3.3  No Conflicts or Violations: No Consents or Approvals Required. Neither
          -------------------------------------------------------------
the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Articles of Incorporation or Regulations of Seller, (ii) conflict with or violate any Laws (as defined in Section 3.10) applicable to Seller in respect of the Business or by which any of the Transferred Assets is bound, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Seller is a party or by which any of the Transferred Assets is bound which would result in the creation of any mortgage, pledge, lien, claim, charge or other encumbrance of any kind (collectively, "Liens"), other than Permitted Liens (as defined in Section 3.5), on any of the
------
Transferred Assets. Except for required consents of other parties to the Contracts no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     3.4  Financial Statements. The financial statements for the Business
          --------------------
consisting of (i) an income statement for the Business for the period January 1, 2000 through December 31, 2000 (which income statement was internally prepared by Seller for management purposes only) and (ii) statements of the Off-Site Finished Product Inventory and Accounts Receivable as of February 28, 2001 are set forth on Schedule 3.4. The income statement set forth in Schedule 3.4
             ------------                                    ------------
presents fairly in all material respects the results of operations of the Business for the period indicated therein. The income statement and the statements of the Off-Site Finished Product Inventory and Accounts Receivable set forth in Schedule 3.4 were prepared on the same basis as historical
             ------------
internally prepared statements of assets of the Business, except that the income statement does not record intercompany transactions. Schedule 3.4 sets forth the
                                                     ------------
manner in which the accounting principles and practices used to prepare the internally-prepared financial statements described above deviate from generally accepted accounting principles.

     3.5  Title to Transferred Assets; Condition of Laboratory Equipment.
          --------------------------------------------------------------
Seller has good title to the Transferred Assets free and clear of any Liens other than Permitted Liens. As used herein, the term "Permitted Liens" means (i)
                                                      ---------------
Liens for taxes, assessments or governmental charges or levies not yet due and delinquent or being diligently contested in good faith, (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and others arising in the ordinary course of business that do not impair in any material respect the conduct of the Business or the use of the Transferred Assets in the manner currently used by Seller, (iii) easements, encroachments and other minor imperfections of title which do not impair in any material respect the conduct of the Business or the use of the Transferred Assets in the manner currently used by Seller, and (iv) Liens set forth in Schedule 3.5. The laboratory
                                            ------------
equipment described in Section 1.1(ii) is in good working condition, reasonable
                       ---------------
wear and tear excepted.

     3.6  Contracts. Schedule 3.6 sets forth a list of all material Contracts
          ---------  ------------
relating to the Business in effect on the date of this Agreement, except (i) Contracts relating to the operation of the Facilities, the Excluded Assets or the Retained Liabilities;
(ii) orders from customers for the purchase of products, in each case with a remaining balance of $50,000 or less and a remaining term of six months or less;
(iii) standard form employment agreements; (iv) confidentiality agreements; and
(v) Contracts listed in Schedule 3.13. Seller has delivered or made available to
                        -------------
Buyer copies of all written Contracts and descriptions of the terms of all oral Contracts listed on Schedule 3.6. Seller and, to the best of Seller's knowledge,
                    ------------
each other party to each Contract in effect on the date of this Agreement is in compliance in all material respects with the terms thereof. Except as set forth on Schedule 3.6, no consents from any third parties are required for the
   ------------
assignment to Buyer of the Contracts set forth on Schedule 3.6.
                                                  ------------

     3.7  Inventory. The Off-Site Finished Product Inventory to be reflected on
          ---------
the Closing Date Statement will (i) have been manufactured or purchased in the ordinary course of the Business, (ii) be usable or salable in the ordinary course of the Business, except to the extent of any reserve established in the determination of the Closing Date Selected Current Assets, and (iii) be of an amount and mix consistent with historical operations of the Business.

     3.8  Accounts Receivable. The Accounts Receivable reflected on the Closing
          -------------------
Date Statement will have arisen out of sales of goods in the ordinary course of the Business.

     3.9  Conduct of Business Since December 31, 2000. Except as set forth in
          -------------------------------------------
Schedule 3.9, since December 31, 2000 Seller has conducted the Business only in
------------
the ordinary course in a manner consistent with past practice and there has been no material adverse change in the Business or the Transferred Assets. Without limiting the generality of the foregoing, since December 31, 2000, except as set forth in Schedule 3.9, Seller has not:
         ------------

          (i) amended in any material respect, or terminated, any Contract listed on Schedule 3.6 or 3.13;
               --------------------

          (ii) changed its method of accounting or its credit policies with respect to the Business;

          (iii) materially increased or written down the value of any Off-Site Finished Product Inventory;

          (iv) lost any material customers of the Business or experienced any material decrease in the volume of its sales related to the Business or the profit margins relating to those sales;

          (v)    received any material product quality complaints;

          (vi) waived, released or canceled any claim of the Business against third parties except in the ordinary course of business and consistent with past practice;

          (vii) increased the compensation or fringe benefits of any Transferred Employee, other then scheduled increases in the ordinary course of business and consistent with past practices, or paid any benefit not required by any existing plan or arrangement, nor has Seller entered into any agreement or arrangement to do any of the foregoing.

     3.10 Compliance with Law and Permits. Except as set forth in Schedule 3.10,
          -------------------------------                         -------------
to the best of its knowledge, Seller is in compliance in all material respects with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental and regulatory authorities (collectively, "Laws") and the terms of all environmental, operational and other
                ----
material permits.

     3.11 Environmental Matters.
          ---------------------

     (i)  As used in this Section 3.11:

     (a) "Environmental Law" means, as of the Closing Date, any law which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials.

     (b) "Governmental Authority" means any federal, state or local government authority.

     (c) "Hazardous Substance" means any hazardous substance within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601(14) or any contaminant, waste, chemical or other otherwise hazardous substance, waste or material that, in each case, is regulated under any Environmental Law.

     (ii) Except as set forth on Schedule 3.11:
                                 -------------

     (a) As relates to the Business, Seller is in material compliance with all Environmental Laws, and to the knowledge of Seller, no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of any Environmental Law or give rise to any lien on any of the Transferred Assets under any Environmental Law;

     (b) As relates to the Business, Seller is in possession of all environmental permits required for the operation of the Business and is in material compliance with all of the requirements and limitations included in such environmental permits;

     (c) As relates to the Business, Seller has not used or stored any Hazardous Substances, except for inventories of substances set forth on
Schedule 3.11, which are or are to be used in the ordinary course of business
-------------
and consistent with past practices and
stored and used in accordance with all applicable Environmental Laws and environmental permits, including all so-called "Right To Know Laws";

     (d) As it relates to the Business or the Transferred Assets, Seller has not received any notice from any Governmental Authority or any other person that any aspect of the Business or the operation thereof or any of the Transferred Assets is in violation of any Environmental Law or environmental permit, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

     (e) As it relates to the Business or the Transferred Assets, Seller is not subject to any pending or, to the knowledge of the Seller, threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violation of any Environmental Law; and

     (f) Seller has timely filed all reports and notifications required to be filed with respect to all of the Transferred Assets and has generated and maintained all required records and data concerning the Business under all applicable Environmental Laws concerning the Transferred Assets and the Business.

     3.12 Litigation. Except as set forth in Schedule 3.12, no claim, action,
          ----------                         -------------
suit, proceeding or, to the best of Seller's knowledge, investigation (including without limitation any of the foregoing arising or resulting from any warranty or product liability claim for personal injury, property damage, economic loss or other relief) is pending or, to the best of Seller's knowledge, threatened before any court, arbitrator, or governmental agency which affects the Business or the Transferred Assets or in which any person or entity seeks to prohibit the consummation of the transactions contemplated by this Agreement. Schedule 3.12
                                                                 -------------
sets forth all material product liability claims relating to the Business made or filed since January 1, 1998 and includes a description of the resolution thereof.

     3.13 Transferred Trademarks / Transferred Patents. The Transferred
          --------------------------------------------
Trademarks listed in Schedule 3.13(A) and the Transferred Patents listed in
                     ----------------
Schedule 3.13(B) are in full force and effect and have, to the best of Seller's
----------------
knowledge, been validly issued. Except as set forth in Schedule 3.13(A) or
                                                       ----------------
3.13(B), Seller owns all rights to the Transferred Trademarks and Transferred
-------
Patents and has not granted to any third party any license or other right to any of the Transferred Trademarks or Transferred Patents. Except as set forth in
Schedule 3.13(A) or 3.13(B), the Transferred Trademarks and Transferred Patents
----------------    -------
include all trademarks and patents currently used by Seller in the Business. Except as set forth in Schedule 3.13(A) or 3.13(B), no claim is pending or, to
                       ----------------    -------
the best of Seller's knowledge, threatened which alleges that Seller's use of the Transferred Trademarks or Transferred Patents infringes the rights of any person or entity and, to the best of Seller's knowledge, Seller's use does not infringe any such rights. To the best of Seller's knowledge, no other person or entity is infringing Seller's rights in the Transferred Trademarks or Transferred Patents.

     3.14 Employees. Schedule 3.14 sets forth a true and complete list of all
          ---------  -------------
employees of Seller relating to the Business, showing their names, job titles and current rates of compensation.

     3.15 Taxes. All Federal, state, local and foreign tax returns, reports and
          -----
declarations of any kind required to be filed by or on behalf of Seller with respect to the Business prior to the Closing Date have been or will be timely filed. Except for transfer and similar taxes for which Buyer is liable under
Section 1.6, Seller has paid or will pay all taxes validly imposed on it with respect to the Business which relate to or accrue in any period ending on or prior to the Closing Date and the portion ending on the Closing Date of any period which includes but ends after the Closing Date.

     3.16 Entire Business. Except as set forth in Schedule 3.16, the
          ---------------                         -------------
Transferred Assets together with the rights and obligations of Buyer under the Supply Agreement and under the other agreements to be executed in connection with this Agreement are sufficient to permit the continued operation of the Business by Buyer after the Closing in substantially the same manner as currently conducted.

     3.17 Brokers and Finders. Seller has not been represented by any person,
          -------------------
firm, corporation or entity that may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     3.18 Disclosure. No representation or warranty by Seller hereunder, or
          ----------
information contained in the Schedules, contains, when considered together as a whole, any untrue statement of material fact or omits to state a material fact that gives rise to a claim and was necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading.

                                  ARTICLE IV

                    Representations and Warranties of Buyer
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     4.1  Organization. Buyer is a corporation duly incorporated, validly
          ------------
existing and in good standing under the laws of Delaware.

     4.2  Authorization. Buyer has full corporate power and authority to execute
          -------------
and deliver this Agreement and all other documents contemplated hereby to be executed and delivered by Buyer and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action required by its certificate or articles of incorporation and by-laws to authorize the execution and delivery of this Agreement and all other documents contemplated hereby to be executed and delivered by Buyer and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

All other documents executed and delivered by Buyer on the Closing Date will be duly and validly executed by Buyer and be legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

     4.3    No Violations; No Consents or Approvals Required. Neither the
            ------------------------------------------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate or articles of incorporation or by-laws of Buyer, (ii) conflict with or violate any Laws applicable to Buyer, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Buyer is a party. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     4.4    No Knowledge of Breach. Buyer has no knowledge of any fact or matter
            ----------------------
which would constitute a breach of a representation or warranty given by Seller in this Agreement.

     4.5    Brokers and Finders. Buyer has not been represented by any person,
            -------------------
firm, corporation or entity that may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE V

                              Employment Matters
                              ------------------

     5.1    Transferred Employees. Schedule 5.1 sets forth a list of Seller's
            ---------------------  ------------
employees to which Buyer shall extend offers of employment following the Closing Date (the "Transferred Employees")
           ---------------------

     (i) Buyer agrees to offer to all Transferred Employees employment on terms and conditions that are comparable in the aggregate to those provided for such employees by Seller immediately prior to the Closing.

     (ii) Effective on the Closing Date, each Transferred Employee shall be credited by Buyer with years of service equal to service with Seller and its predecessors for purposes of calculating sick days, vacation and service award benefits. With respect to Transferred Employees who are eligible and elect to become participants in Buyer benefit plans, Buyer shall waive any pre-existing condition exclusions and waiting periods under the applicable Buyer benefit plan.

     (iii) Buyer shall reimburse Seller for all liabilities and obligations for the payment of severance and stay bonuses to any employee of the Business as set forth on Schedule 5.1(iii).
         -----------------

     (iv) Buyer shall be responsible for and shall assume all liabilities and obligations to Transferred Employees for any unused vacation days that were accrued or earned for the year 2001 but not taken as vacation days while employed by Seller in the period January 1, 2001 through the Closing Date.

     (v) Except as otherwise provided in this Article V, Seller shall be solely responsible for all liability, costs, and expenses (including attorneys' fees) for all employment claims filed by Transferred Employees with respect to events or circumstances occurring prior to the Closing Date, and Buyer shall be solely responsible for all liability, costs, and expenses (including attorneys' fees) for all employment claims filed by Transferred Employees with respect to events or circumstances occurring on and after the Closing Date.


                                  ARTICLE VI

                                Indemnification
                                ---------------

     6.1  Obligation of Parties to Indemnify.
          ----------------------------------

          6.1.1  Indemnification by Seller. Subject to the limitations set forth
                 -------------------------
in Section 6.4 and the other terms and provisions of this Article VI, Seller
                                                          ----------
shall indemnify, defend and hold harmless Buyer from and against any and all claims, losses, damages, liabilities, deficiencies, obligations, or expenses, including, without limitation, reasonable legal fees and expenses (collectively, "Losses") arising or resulting from any of the following:
 ------

          (i) the failure of Seller to pay or otherwise discharge the Retained Liabilities;

          (ii) the non-fulfillment by Seller of any agreement or covenant of Seller hereunder;

          (iii) the breach of any representation or warranty made by Seller herein;

          (iv) any liability imposed upon Buyer with respect to the operation of the Business or the ownership or use of the Transferred Assets by Seller prior to the Closing Date, whether negligent or otherwise; and

          (v) the existence of any pre-Closing condition or the occurrence of any event prior to the Closing which, with or without notice or the passage of time or both, constitutes, on the date hereof, a violation of any Environmental Law or gives rise to any Lien (other than a Permitted Lien) on any of the Transferred Assets under any Environmental Law.

          6.1.2  Indemnification By Buyer. Subject to the limitations set forth
                 ------------------------
in Section 6.4 and the other terms and provisions of this Article VI, Buyer
                                                          ----------
shall indemnify, defend and hold harmless Seller from and against any and all Losses arising or resulting from any of the following:

          (i) the failure of Buyer to pay or otherwise discharge the Assumed Liabilities;

          (ii) the non-fulfillment by Buyer of any agreement or covenant of Buyer hereunder;

          (iii) the breach of any representation or warranty made by Buyer herein; and

          (iv) any liability imposed upon Seller with respect to the operation of the Business or the ownership or use of the Transferred Assets by Buyer after the Closing Date, whether negligent or otherwise.

     6.2  Indemnification Procedure for Third Party Claims. If either party (the
          ------------------------------------------------
"Indemnified Party") receives written notice of the commencement of any action
 -----------------
or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this
Article VI (a "Third Party Claim"), and the Indemnified Party intends to seek
----------     -----------------
indemnity pursuant to this Article VI, the Indemnified Party shall promptly
                           ----------
provide the other party (the "Indemnifying Party") with notice of such Third
                              ------------------
Party Claim. The Indemnifying Party shall, upon acknowledgment of its obligation to indemnify the Indemnified Party, be entitled to participate in or, at its option, assume the defense or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within twenty (20) days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim the defense or settlement of which is controlled by it without the Indemnified Party's prior written consent, unless the terms of such settlement or compromise release such Indemnified Party from any and all liability with respect to such Third Party Claim and impose no obligations or restrictions on the Indemnified Party or its business or assets.

     6.3  Computation of Losses. For purposes of this Article VI, all amounts
          ---------------------                       ----------
for which either party seeks indemnification shall be computed net of (i) any actual income tax benefit resulting therefrom to the Indemnified Party (after giving effect to any income tax payable with respect to the indemnity payments) and (ii) any amounts recovered from any third party based on claims the Indemnified Party has against such third party which reduce the Losses that would otherwise be sustained; provided, however, that in all cases,
                              --------  -------
the timing of the receipt or realization of income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Losses. Each Indemnified Party agrees to use its best efforts to pursue (or, at its election, to assign to the Indemnifying Party) any claims or rights it may have against any third party which would reduce the amount of Losses otherwise incurred by such Indemnified Party.

     6.4  Limitations on Indemnification. Notwithstanding the foregoing
          ------------------------------
provisions of this Article VI, for purposes of indemnification claims made
                   ----------
pursuant to Section 6.1.1(iii), 6.1.1(v) or 6.1.2(iii) (as applicable): (i) neither party shall be responsible for any indemnifiable Losses suffered by the other party arising out of breaches of the representations and warranties of such other party herein unless a claim therefor is asserted in writing on or prior to eighteen months after the Closing Date; (ii) neither party shall be liable for any Losses suffered by the other party arising out of the breaches of the indemnifying party's representations and warranties until all such Losses exceed Two Hundred Fifty Thousand Dollars ($250,000.00), in which event the indemnifying party's indemnity obligation shall apply to the whole amount of such claim (subject to the next following sub-clause) and not only to the extent of any such excess; and (iii) the aggregate liability of either party hereunder for Losses suffered by the other party arising out of breaches of the indemnifying party's representations and warranties shall in no event exceed Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00).

     6.5  Remedies Exclusive. Except to the extent the parties may be entitled
          ------------------
to the remedy of specific performance of any covenant or agreement contained in this Agreement or any related document specifically referred to herein or any other equitable remedy, and excluding claims involving fraud, the remedies provided in this Article VI shall be exclusive and shall preclude assertion by
                 ----------
the Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for claims based on this Agreement. Except for claims for indemnification made pursuant to Section 6.1.1(i) and (iv) or 6.1.2(i) and (iv) (as appropriate) neither party shall be liable for punitive, consequential, special, incidental or similar damages under or in connection with this Agreement or the other agreements executed in connection herewith.

                                  ARTICLE VII

                             Additional Agreements
                             ---------------------

     7.1  Seller's Covenant Not to Compete. Buyer acknowledges that Seller
          --------------------------------
purchased the Business (and certain other assets not being sold to Buyer pursuant to the terms of this Agreement) from Henkel Corporation and Henkel Canada Limited (collectively with their successors and assigns, "Henkel")
                                                                 ------
pursuant to the terms of an Asset Sale and Purchase Agreement dated February 10, 1997 (the "Henkel Purchase Agreement"), a copy of which has been reviewed by
           -------------------------
Buyer. Certain rights and obligations of Henkel under the Henkel Purchase Agreement and associated agreements have been assigned to Cognis Corporation. The businesses purchased from Henkel were United States and Canadian businesses. In connection with the transactions contemplated by the Henkel Purchase Agreement, Seller received the benefit of a covenant not to compete from Henkel. Buyer acknowledges that such covenant only related to the United States and Canada and not to any other part of the world. Buyer further acknowledges that pursuant to the terms of the Henkel Purchase Agreement and a supply agreement executed in connection therewith (the "Henkel Supply
                                                        -------------
Agreement"), Seller committed to supply certain products to Henkel and continue
---------
the supply of certain products to named export customers of Henkel. Such obligations shall remain obligations of Seller and shall not be restricted by the provisions of this Article VII. In order that Buyer may enjoy the benefits
                       -----------
of the ownership of the Business, for a period of five (5) years from and after the Closing Date, Seller will not, directly or indirectly, engage, or have any ownership interest in any corporation, partnership or other business entity that engages, directly or indirectly, in a business competitive with the Business (other than the manufacture and sale of products pursuant to the Henkel Supply Agreement and the Henkel Purchase Agreement) nor will Seller extend a license to any third party relating to the technology, know-how or patents held by the Retained Businesses so as to allow a third party to manufacture products for use in the Paper Industry (with the exception of a third party manufacturing products for use and resale by Seller); provided, however, that (i) Seller may
                                        --------  -------
own as an investment, directly or indirectly, securities of any corporation or other entity which are publicly traded if Seller does not, directly or indirectly, beneficially own five percent (5%) or more of the outstanding shares of such entity; (ii) Seller may have an ownership interest otherwise proscribed by this Section if such interest arises as a result of the acquisition of a business entity not principally engaged (i.e., less than ten percent (10%) of the target's annual sales) in activities proscribed by this Section; and (iii) Seller may manufacture and sell products sold by both the Business and the Retained Businesses to industries other than the Paper Industry. "Paper
                                                                    -----
Industry" shall mean the market for process aids and functional additives
--------
(additives, coating lubricants, defoamers, dispersants, felt conditioners, cleaners, wet strength resins and de-inking chemicals) for use in paper coating, pulping, papermaking and recycling.

     7.2  Buyer's Covenant Not To Use Transferred Trademarks, Licensed
          ------------------------------------------------------------
Trademarks, Transferred Patents or Licensed Intellectual Property in Certain
----------------------------------------------------------------------------
Industries in which Henkel Engages. Buyer acknowledges Seller's obligations to
----------------------------------
Henkel contained in Section 11.2 of the Henkel Purchase Agreement. It is an important consideration for Seller in this transaction not to adversely impact Seller's contractual relationship with Henkel or the businesses retained by Henkel after the consummation of the transactions contemplated by the Henkel Purchase Agreement. Therefore, Buyer agrees not to use the Transferred Trademarks, the Licensed Trademarks, the Transferred Patents or any Licensed Intellectual Property in the Agricultural Chemicals Industry, the Plastic Additives Industry, the Adhesives Industry, the Leather Industry, the Textile Industry and the Coatings and Inks Industry (each as defined in the Henkel Purchase Agreement) for the balance of the duration of Seller's covenants contained in Section 11.2 of the Henkel Purchase Agreement. Buyer and Seller each acknowledge that Buyer shall, however, be free to acquire other technology or to develop its own technology to compete against Henkel or Seller anywhere in the world.

     7.3  Retained and Licensed Trademarks. Seller is retaining all right, title
          --------------------------------
and interest in the trademarks GEO (and any variation thereof including, without limitation, GEOFM, GEOWDA, GEOFLOAT, GEORINSE, GEOSIZE, GEOWET, GEOWHITE,

GEOSPERSE, GEOWSR, GEOTAIN, GEOSTAT and GEONXZ and the design mark that is commonly used in connection with the GEO mark), LOMAR and RHEOTHIK (the "Retained Trademarks"), and the licensed trademarks FLOWCO, NOPALCOL and NOPCOTE
 -------------------
(the "Licensed Trademarks"). The Licensed Trademarks shall be licensed by Seller
      -------------------
to Buyer pursuant to a separate continuing license agreement. For a limited period of six (6) months commencing on the Closing Date, Buyer shall be permitted to use the Retained Trademarks in the Business to facilitate a smooth transition to Buyer's own marks. After such six (6) month period, Buyer agrees to discontinue all use of the Retained Trademarks. Buyer also agrees to promptly discontinue all use of the trademarks NOPCOTAIN and NOPCOSIZE that may currently be used in the Business.

     7.4  Licensed Intellectual Property.  Effective as of the Closing, Seller
          ------------------------------
extends to Buyer for use in the Business a perpetual, paid-up, royalty free license under the Patent and Technology License Agreement (License to Buyer) dated March 25, 1997 between Seller and Henkel Corporation (the "Henkel/GEO
     `                                                           ----------
License Agreement") to use the Licensed Technology and Licensed Patents (as
-----------------
defined and provided for in the Henkel/GEO License Agreement). Effective as of the Closing, Seller also extends to Buyer a perpetual, paid-up, royalty free license under any formulas, unpatented applications know-how, inventions, discoveries, trade secrets, improvements and other technology lawfully used, known by or held by the Business (exclusive of technology or know-how relating to the manufacture of products) which are not controlled by the Henkel/GEO License Agreement (together with the Licensed Technology and the Licensed Patents, the "Licensed Intellectual Property"). Buyer hereby covenants that it
              ------------------------------
will not bring legal proceedings or otherwise enforce any of its rights in the patents set forth in Schedule 3.13(B) against Seller or its suppliers or
                     ----------------
customers concerning Seller's Retained Businesses. Buyer agrees that this covenant shall extend to subsequent purchasers of any part or whole of the Retained Businesses.

     7.5  Seller's and Buyer's Access to Information. After the Closing Date,
          ------------------------------------------
Buyer shall grant to Seller at no charge such access to financial records and other information in Buyer's possession related to Seller's conduct of the Business prior to the Closing Date and, at Seller's expense, such cooperation and assistance as shall be reasonably required to enable Seller to complete its financial reports and tax returns for any period ending on or prior to or including the Closing Date. In the event that any tax return of Seller for any such period becomes the subject of any audit or investigation, Buyer will, at Seller's expense, give Seller all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data included in the Transferred Assets to enable Seller to defend any such audit or investigation. Buyer will, for a period of six (6) years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of Seller.

     7.6  Public Announcements. Neither party will issue any press release or
          --------------------
other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except as may be required by applicable Laws.

     7.7  Termination of Insurance. Buyer acknowledges that Seller's insurance
          ------------------------
coverage for the Transferred Assets shall terminate as of midnight on the day prior to the Closing Date.

     7.8  Further Assurances. After the Closing, each party shall take such
          ------------------
further actions and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and to provide such other party with the benefits of this Agreement. Without limiting the generality of the foregoing, to the extent that Buyer reasonably determines that an asset or right purchased by Seller pursuant to the Henkel Purchase Agreement should have been included in this Agreement as a Transferred Asset and such asset or right has not otherwise been transferred pursuant to this Agreement (or any other document executed in connection herewith), Seller and Buyer will work together in good faith to have such asset or right transferred to Buyer.

                                 ARTICLE VIII

                                 Miscellaneous
                                 -------------

     8.1  Expenses. Each of the parties hereto shall pay its own legal,
          --------
accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein.

     8.2  Notices. Any notice or other communication given under this Agreement
          -------
shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the business day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid; or (iv) sent by first class mail, postage prepaid. Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first-class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

     Notices to Seller:

               GEO Specialty Chemicals, Inc.
               28601 Chagrin Boulevard
               Suite 210
               Cleveland, Ohio 44122
               Attention: George P. Ahearn, President
               Fax: 216-765-1307
          with a copy to:

               Thompson Hine & Flory LLP
               3900 Key Center
               127 Public Square
               Cleveland, Ohio 44114
               Attention: Stuart Welburn
               Fax: 216-566-5800

     Notices to Buyer:

               ONDEO Nalco Company
               One Nalco Center
               Naperville, Illinois 60583-1198
               Attention: Stephen N. Landsman
               Fax: 630-305-2840

          with a copy to:

               Querrey & Harrow, Ltd.
               175 W. Jackson Blvd., Suite 1600
               Chicago, Illinois 60604
               Attention: Thomas C. Kaufmann
               Fax: 312-540-0578

Either party may, by notice given in accordance with this Section 8.2, specify a new address for notices under this Agreement.

     8.3  Entire Agreement; Amendment; Waiver. This Agreement and the exhibits
          -----------------------------------
and schedules annexed hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

     8.4  Severability. In the event that any provision contained in this
          ------------
Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

     8.5  Assignment. This Agreement may not be assigned by either party without
          ----------
the prior written consent of the other party.

     8.6  Affiliates. For purposes of this Agreement, an "Affiliate" of any
          ----------                                      ---------
party means any person or entity controlling, controlled by or under common control with such party.

     8.7  Knowledge of Seller. Any representations or warranties made to the
          -------------------
"best of Seller's knowledge" or words of like import shall be deemed to be breached only if any of the persons set forth on Schedule 8.7 had actual
                                                 ------------
knowledge of the falsity of such representation or of the breach of such warranty.

     8.8  Governing Law. This Agreement shall be governed by the laws of the
          -------------
State of Delaware applicable to agreements made and to be performed entirely therein.

     8.9  Captions. The captions in this Agreement are for purposes of reference
          --------
only and shall not limit or otherwise affect the interpretation hereof.

     8.10 Defined Terms. References to defined terms in the singular shall
          -------------
include the plural and references to defined terms in the plural shall include the singular.

     8.11 Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.12 Bulk Sales Law. Buyer hereby waives compliance with the provisions of
          --------------
all applicable bulk sales Laws.

                          [signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GEO SPECIALTY CHEMICALS, INC.                       ONDEO NALCO COMPANY



By: /s/ George P. Ahearn                            By: /s/ Stephen D. Newlin
    -----------------------------------------           -----------------------
    Name:  George P. Ahearn                             Name: Stephen D. Newlin
    Title: President, Chief Executive Officer           Title: President

                            INDEX OF DEFINED TERMS

A

Accounts Receivable........................................   1
Administrative Services Agreement..........................   6
Affiliate..................................................  22
Agreement..................................................   1
Assignment and Assumption Agreement........................   6
Assumed Liabilities........................................   5

B

Business...................................................   1
Buyer......................................................   1

C

Cedartown Facility.........................................   1
Closing....................................................   5
Closing Date...............................................   5
Closing Date Payment.......................................   5
Closing Date Selected Current Assets.......................   7
Closing Date Statement.....................................   7
Commingled Items...........................................   4
Contracts..................................................   2

D

Delayed Closing Date Notice................................   9

E

Environmental Law..........................................  11
Excluded Assets............................................   3

F

Facilities.................................................   1

G

Governmental Authority.....................................  12

H

Harrison Facility..........................................   1
Hazardous Substance........................................  12
Henkel.....................................................  18
Henkel/GEO License Agreement...............................  19
Henkel Purchase Agreement..................................  18
Henkel Supply Agreement....................................  18

I

Income Taxes...............................................   3
Indemnified Party..........................................  16
Indemnifying Party.........................................  17
Independent Auditor........................................   8

K

Key Employees..............................................  10

L

Laws.......................................................  11
Lease......................................................   2

Lease Assignment...........................................   6
Leased Real Property.......................................   2
Licensed Intellectual Property.............................  19
Licensed Trademarks........................................  19
Liens......................................................   9
Losses.....................................................  16

N

Notice of Objection........................................   8

O

Off-Site Finished Product Inventory........................   1
Off-Site Finished Product Inventory and Trade Receivables..   7

P

Paper Industry.............................................  19
Permitted Liens............................................  10
Prepaid Expenses...........................................   1

R

Retained Businesses........................................   1
Retained Liabilities.......................................   5
Retained Trademarks........................................  19

S

Seller.....................................................   1
Supply Agreement...........................................   6

T

Termination Fee............................................  10
Termination Notice.........................................  10
Third Party Claim..........................................  17
Trademark License..........................................   6
Transferred Assets.........................................   1
Transferred Employees......................................  15
Transferred Patents........................................   2
Transferred Trademarks.....................................   2